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Exhibit 99.1

            Humphrey Hospitality Trust Reports First-Quarter Results

     COLUMBIA, MD -- (BUSINESS WIRE) -- May 16, 2001 -- Humphrey Hospitality Trust, Inc. (NASDAQ: HUMP), a real estate investment trust (REIT) with 92 limited service hotel properties, today announced results for the first quarter ended March 31, 2001.

     Funds from operations (FFO) for the 2001 first quarter were $3.6 million, representing a decrease of $108,000 (2.9%) from the first quarter 2000. FFO per diluted share declined 6 percent to $.29, on a diluted base of 12.4 million weighted average shares outstanding (an increase of 395,000 shares or 3%).
Total first quarter revenues of $6.8 million, and net earnings of $1.3 million, were lower than the first quarter 2000 by $788,000 and $288,000, respectively, while earnings per diluted share declined $.03, or 21% for the same period. Results for the first quarter of 2001 reflect results for five hotels acquired in the fourth quarter of 2000, and the sale of one hotel in April 2000.

     Revenue per available room (REVPAR) for the 2001 first quarter declined 2.7%, from $28.83 to $28.05, the average daily rate (ADR) of $49.06 was 1.4% lower for the quarter, and occupancy as a percentage of rooms available fell from 61% to 57%.

     "While the continuing effects of increased competition and a declining economy have unfavorably impacted our results, revenues are down to a greater extent due to a change in the formula used in calculating percentage rents due from our lessee," said Paul J. Schulte, Chairman and CEO of Humphrey Hospitality
Trust, Inc.   Effective January 1, 2001, the Lessee became responsible for the payment of property insurance, real estate taxes and property taxes. Accordingly, the percentage rent terms were reduced, and other changes to the rent terms became effective.

     "Had the percentage rents for the 2000 first quarter been calculated under the current lease terms, and the non-comparable revenues of hotels acquired and sold been excluded, on a pro forma basis, revenues for the first quarter 2001 declined by approximately $100,000 from the first quarter 2000," continued Schulte.

     Mr. Schulte further stated "Net earnings for the 2001 first quarter were lower due to a $188,000 increase in general and administrative expenses primarily resulting from higher service fees pursuant to the new Financial and Administrative Services Agreement executed with the Lessee during 2000, and a $158,000 increase in depreciation expense from net additions to existing hotels, and the five hotel properties acquired during the 2000 fourth quarter. These increased costs, coupled with an increase in diluted weighted average shares resulting from the hotel acquisitions, drove the marked reduction in diluted earnings per share".

     "The Company's independent directors, along with their advisors, Cohen & Steers Capital Advisors, LLC, are working aggressively to develop a solution that will respond to the Lessee's previously announced request for financial relief, and plan to announce the results of their review in the near future. In the interim, the board of directors has elected to temporarily suspend the declaration and payment of monthly dividends," said Schulte.

     During the 2001 first quarter, the Lessee reported a net loss of $1.9 million, versus a net loss of $1.4 million during the 2000 first quarter. "Despite these losses, the Lessee has paid all of its lease obligations for the quarter," stated Schulte.

     In April 2001, two class actions were filed in U.S. District Court for the Eastern District of Virginia against the Company and certain of its executive officers and directors alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5. The complaints are brought on behalf of persons who purchased the Company's common stock from November 14, 2000 through March 29, 2001. They allege that the defendants made false and misleading statements concerning the Company's financial condition and operations and artificially inflated the market price of the Company's securities during the class period. "The Company denies any wrongdoing and intends to defend these claims vigorously," added Schulte.
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     Humphrey Hospitality Trust, Inc. is a real estate investment trust specializing in limited-service lodging. The company owns 92 hotels in 19 mid-western and eastern states. More information on Humphrey Hospitality can be found at www.humphreyhospitality.com.

     Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Humphrey Hospitality Trust, Inc.
Mike Schurer, 443/259-4924
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                        Humphrey Hospitality Trust, Inc.
                             Summary Financial Data
                                  (Unaudited)

Dollars in thousands,
except share and per share data
                                          3 Months Ended
                                             March 31,
                                             ---------
                                        2001        2000
                                        ----        ----
Revenue
  Base and percentage rents        $     6,777  $     7,560
  Other                                     45           50
                                   -----------  -----------
Total revenue                            6,822        7,610

Expenses
  Interest                               2,700        2,671
  Property operations                       36          913
  G&A costs                                444          276
  Depreciation                           2,217        2,059
                                   -----------  -----------
Total expenses                           5,397        5,919
                                   -----------  -----------
Net Operating income                     1,425        1,691

Minority interest                          144          122
                                   -----------  -----------
Net earnings                       $     1,281  $     1,569
                                   ===========  ===========
Earnings per share - basic
 and diluted                             $0.11        $0.14
                                   ===========  ===========
Funds from
 operations:
   Net earnings                    $     1,281  $     1,569
   Plus:
    Depreciation                         2,217        2,059
    Minority interest                      144          122
                                   -----------  -----------
Funds from operations              $     3,642  $     3,750
                                   ===========  ===========
Funds from operations - diluted           $.29         $.31
                                   ===========  ===========
Weighted average shares:
   Basic                            11,182,942   11,173,543
   Diluted                          12,436,793   12,041,847

EBITDA                             $     6,342  $     6,421
                                   ===========  ===========